Exhibit 99

USA TRUCK ANNOUNCES PRICING OF PUBLIC SECONDARY OFFERING

VAN BUREN, ARK. – May 15, 2015 – USA Truck, Inc. ("USA Truck") (NASDAQ: USAK), a leading capacity solutions provider headquartered in Van Buren, AR, announced today the pricing of an underwritten public secondary offering of 1,739,131 shares of USA Truck's common stock by certain affiliates of Baker Street Capital Management, LLC and Stone House Capital Management, LLC (the "Selling Stockholders") at a price to the public of $20.00 per share.  In addition, the underwriters have a 30-day option to purchase up to an additional 260,869 shares of common stock from the Selling Stockholders.  The offering is expected to close on May 20, 2015, subject to customary closing conditions.

Stephens Inc. is serving as the sole book-running manager for the offering and Cowen and Company is serving as lead manager. The shares are being offered pursuant to an effective shelf registration statement.  The offering is being made only by means of a prospectus and related prospectus supplement, copies of which may be obtained from the offices of Stephens Inc., 111 Center Street, Little Rock, Arkansas 72201, Attn: Prospectus Department, or by calling toll-free 1-800-643-9691. Electronic copies of the prospectus and the prospectus supplement will be available on the Securities and Exchange Commission's website at www.sec.gov.

This press release does not constitute an offer to sell these securities or a solicitation of an offer to buy these securities, nor shall there be any offer, solicitation, or sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About USA Truck
USA Truck is a capacity solutions provider of transportation and logistics services that include truckload, dedicated contract carriage, intermodal and brokerage spot market throughout the continental United States, Mexico and Canada.

This press release and related information will be available to interested parties at our web site, www.usa-truck.com, under the "News Releases" tab of the "Investors" menu.

Cautionary Statement Concerning Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. In this press release, the statements regarding the offering are forward-looking statements. Actual results could be affected by, and readers should review and consider, the risk factors disclosed by the Company in its filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Company Contact
Michael Borrows, EVP & CFO
USA Truck, Inc.
(479) 471-2672
Michael.Borrows@usa-truck.com

Investor Relations Contact
Harriet Fried / Jody Burfening
LHA
(212) 838-3777
hfried@lhai.com

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